UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                      December 13, 2004  (December 10, 2004)

O’Sullivan Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-31282	43-0923022
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Mansell Court East, Suite 100, Roswell, Georgia		30076
(Address of principal executive offices)		(ZIP Code)

Registrant's telephone number, including area code (417) 682-3322

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement.
                                Appointment of Principal Officers.

         Effective December 10, 2004, we entered into a severance agreement with Mr. Michael P. O’Sullivan, our former Senior Vice President-Marketing. Under the agreement, we agreed to pay Mr. O’Sullivan salary and to continue certain other benefits through April 6, 2005, and to continue his health insurance at employee rates through December 31, 2005. We also agreed to recommend to the Compensation Committee of O’Sullivan Industries Holdings, Inc. that his stock options not expire as a result of his leaving O’Sullivan’s employ. The severance agreement also contains certain releases and other covenants by Mr. O’Sullivan.

         O’Sullivan has approved a new form of incentive stock option agreement. The agreement form can be used with respect to option grants to key employees under O’Sullivan’s 2000 Common Stock Option Plan and its 2004 Class A Common Stock Option Plan. The agreement contemplates incentive stock option awards to key employees at not less than fair market value on the date of grant, with vesting over a period of years or upon a change in control of O’Sullivan. The option term would normally be ten years, but options would expire following the death, disability or termination of employment of the optionee. The agreement contains confidentiality, non-competition and non-solicitation covenants and requires the optionee to enter into a stockholder’s agreement upon exercise of the option in whole or in part.

Item 9.01               Financial Exhibits and Exhibits.

(c)         Exhibits.

Exhibit 10.1	Severance Agreement dated as of October 28, 2004 between O’Sullivan Industries, Inc. and Michael P. O’Sullivan.

Exhibit 10.2	Form of common stock option agreement.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O'SULLIVAN INDUSTRIES, INC.

Date: December 13, 2004	/s/ Robert S. Parker
Robert S. Parker President and Chief Executive Officer